EXHIBIT 99.1

Global Geophysical Services, Inc. Prices $8.0 Million of Non-Convertible Perpetual Preferred Stock

HOUSTON, Dec. 6, 2013 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. ("Global" or the "Company") (NYSE:GGS) today announced the pricing of an underwritten public offering of its non-convertible 11.5% Series A Cumulative Preferred Stock (the "Preferred Stock") through the issuance of 347,827 depositary shares each representing 1/1000th ownership interest in a share of the Company's Series A Preferred Stock. The offering is expected to settle and close on Friday, December 13, 2013, subject to customary closing conditions.

The Company estimates that the net proceeds from the offering will be approximately $7.1 million, after deducting underwriting commissions and expenses. The Company intends to use the proceeds from the offering for general corporate purposes.

MLV & Co. LLC and National Securities Corporation are acting as joint book-running managers for the offering.

The offering is being made on a "best efforts" basis pursuant to an effective shelf registration statement and a prospectus filed by Global. Prospective investors should read the shelf registration statement and prospectus for more complete information about Global and the offering. Copies of these documents may be obtained for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, copies may be obtained from MLV& Co LLC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Randy Billhardt, Email: rbillhardt@mlvco.com or by telephone at (212) 542-5866; or from National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), 120 Broadway, New York, NY 10271, Attention: Kim Addarich, Email: kaddarich@nhldcorp.com or by telephone at (212) 417-8164.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While such statements reflect the Company's current views with respect to future events, no assurances can be given that such expectations will be realized or that such future events or activities will occur. The Company's actual results could differ materially from those projected as a result of certain factors. Some of the factors that could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, available on the SEC's website at www.sec.gov.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of geoscience and engineering solutions to the global oil and gas industry.

CONTACT: Sean M. Gore
         V.P. Corporate Development
         13927 South Gessner Road
         Missouri City, TX 77489

         ir@globalgeophysical.com

         Phone: (713) 808-1750
         Fax: (713) 972-1008

         www.globalgeophysical.com